Exhibit 10.33

ASSET MANAGEMENT SERVICES AGREEMENT

THIS ASSET MANAGEMENT SERVICES AGREEMENT, made this     day of May, 2004, effective the 1st day of January, 2004 (this “Agreement”) by and among GNA Corporation (“GNA”), a Washington corporation, GE Financial Assurance Holdings, Inc. (“GEFAHI”), a Delaware corporation, and GE Asset Management Incorporated (“GEAM”), a Delaware corporation.

WHEREAS, Genworth Financial, Inc. (“Genworth”) desires to make an initial public offering of shares of its common stock;

WHEREAS, immediately prior to such offering, Genworth will become the direct parent of GNA;

WHEREAS, GEFAHI owns preferred stock of GEAM, an affiliated company of GEFAHI, and relies on fees generated by GEAM’s institutional asset management clients to receive dividends in respect of such preferred stock;

WHEREAS, GNA and affiliated entities or predecessors were previously responsible for overseeing the growth and development of GEAM’s institutional asset management business and have distributed certain mutual fund assets which are being managed for a fee by GEAM, and will continue to distribute certain mutual funds managed by GEAM under a separate agreement;

WHEREAS, GNA has developed expertise in consulting and analytical services related to the retention of assets under management which it is and has been providing to GEFAHI and GEAM;

WHEREAS, GNA has developed expertise in broker-dealer regulatory compliance matters which it is and has been providing to GEAM and certain affiliated entities;

WHEREAS, GNA may have regular contacts with corporate and other institutions that may have an interest in obtaining asset management services provided by GEAM;

WHEREAS, GEFAHI and GEAM desire to engage GNA to continue providing certain services, subject to GNA entering into this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Asset Under Management and Retention Services.  GNA will assist in the retention of GEAM assets under management.  Part of this assistance will include providing to GEAM services such as statistical and data mining for the purpose of identifying customer trends, identifying industry best practices regarding client retention, and providing training on client retention strategies to GEAM personnel involved in sales and client-relationship management, all of which help identify at-risk clients and achieve customer satisfaction that results in the retention of asset management customers.  GNA will provide such reasonably requested services within thirty days of receiving a written request from GEAM.

2.             Broker-Dealer Regulatory Compliance.  GNA will provide to GEAM and certain affiliated entities assistance in meeting broker-dealer regulatory compliance requirements, including with respect to required filings, and will make reasonably available to GEAM and such affiliated entities broker-dealer compliance experts for consultation.  These services will include:

(a)           Preparation of monthly or quarterly FOCUS filings for GE Investment Distributors, Inc. (“GEID”) as required by the National Association of Securities Dealers, Inc. (“NASD”);

(b)           Preparation of Annual Financial Statements for GEID to be filed with the NASD;

(c)           Maintenance of the financial records necessary to support the annual independent audit requirements for GEID and the periodic examination by the NASD and/or the U.S. Securities and Exchange Commission (the “SEC”); and

(d)           Provision of broker-dealer compliance consultation which shall consist of up to twenty hours per week of consultation by an experienced compliance professional with respect to broker-dealer operations and mutual fund compliance requirements in relationship to the distribution of products for which GEID serves as distributor.

3.             Introduction Services.  GNA will use commercially reasonable efforts to identify corporate and other institutional investors that it believes are appropriate for, and may be interested in the institutional asset management services offered by, GEAM.  Upon identifying any such potential clients, GNA will notify GEAM promptly in writing of the name and address of any such potential clients.  GNA also will use commercially reasonable efforts to assist GEAM in establishing relationships with potential clients identified by GNA.

4.             Representations, Warranties and Covenants of GNA.

(a)           GNA is a company duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to execute, deliver and perform this Agreement.

(b)           This Agreement is the valid and binding obligation of GNA enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditor’s rights generally or the principles governing the availability of equitable remedies.

(c)           GNA shall perform its introduction services as described in Section 3 in accordance with this Agreement; GEAM’s instructions; applicable federal, state and local law; and any additional agreement(s) as may be required if, at any time that this Agreement remains in effect, GNA is no longer under common control (as that term is defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”)) with GEAM.  GNA shall notify GEFAHI and GEAM when it is no longer under common control with GEAM and will suspend all introduction services as described in Section 3 until such time as the additional agreement(s) is in place.

(d)           GNA (and its officers, directors and employees, including those of its affiliated entities) are not authorized to enter into any agreement or undertaking on behalf of GEAM; and will make clear their affiliation with GEAM whenever making initial contact with potential GEAM clients in conjunction with any introduction services they may provide as described in Section 3.

(e)           No officer, director or employee of GNA or of its respective affiliated entities who engages in introduction services as described in Section 3 is or will be a person who is or has been:  (a) subject to an SEC order issued under Section 203(f) of the Advisers Act; (b) convicted within the past 10 years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act; (c) found by the SEC to have engaged, or been convicted of engaging, in any of the conduct specified in paragraphs (1), (5) or (6) of Section 203(e) of the Advisers Act; or (d) subject to an order, judgment or decree described in Section 203(e) of the Advisers Act.

(f)            Due to the reliance that GEAM intends to place on GNA’s asset retention and introductory services, as well as the confidential information that GNA possesses, and may in the future obtain, about GEAM’s business processes and procedures, the parties agree that GNA will exclusively provide introductory services to GEAM with respect to large domestic or foreign defined benefit or defined contribution plans, as described in Section 7(c)(i) of this Agreement, and that GNA is required to exert commercially reasonable efforts in connection with the introduction services on behalf of GEAM, unless otherwise agreed to in writing.

5.             Representation, Warranties and Covenants of GEFAHI and GEAM.

(a)           GEFAHI is a company duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to execute, deliver and perform this Agreement.

(b)           This Agreement is the valid and binding obligation of GEFAHI enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditor’s rights generally or the principles governing the availability of equitable remedies.

(c)           GEAM is a company duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to execute, deliver and perform this Agreement.

(d)           This Agreement is the valid and binding obligation of GEAM enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditor’s rights generally or the principles governing the availability of equitable remedies.

(e)           GEAM represents, warrants and covenants that it is registered, and will maintain its registration, as an investment adviser with the SEC and that GEAM has made, and will make, all notice filings as required by any state in which GEAM is required to do so.

(f)            Except with respect to any contractual or other restrictions prohibiting the disclosure or sharing of certain information, GEAM will make all data related to the services to be provided herein available for the performance of those services, including but not limited to transactional and financial data required for the preparation of regulatory filings and customer and other relevant data required for the performance of retention services.

(g)           GEAM will make customer and assets under management data available for verification of the fee payment under the fee schedule.

6.             Compensation.  In consideration for its agreements set forth herein, GEFAHI shall compensate GNA according to the schedule attached herein at Exhibit A.  The compensation will be calculated based upon the ending asset balance as of the last business day of March, June, September and December on which the New York Stock Exchange is open for business.  The quarterly payments shall be made no later than the last business day of each of April, July, October and January on which banks in both New York, New York and Richmond, Virginia are generally open for business.  All payments will be made by wire transfer to an account designated by GNA.  Except in those instances where GEFAHI specifically agrees in writing to reimburse GNA for reasonable travel, entertainment or other expenses, GNA shall bear all expenses incurred by GNA in providing services identified in Sections 1, 2 and 3 of this Agreement, including any compensation to be paid to its officers, directors and employees with respect to any introduction services performed hereunder as described in Section 3 of this Agreement.  In no case shall the amount of compensation payable to GNA exceed $10 million on an annual basis, except to the extent GEFAHI has specifically agreed in advance in writing to make certain reimbursements of expenses as provided above.

7.             Termination.

(a)           This Agreement shall terminate on the fourth anniversary of the effective date of this Agreement.

(b)           Notwithstanding Section 7(a):

(i)            GEFAHI and GEAM jointly may terminate this Agreement at any time on sixty days written notice to GNA if they reasonably determine that GNA has failed to provide the services described in Sections 1, 2 and 3 of this Agreement and GNA has not cured its failure in a reasonably acceptable manner by the end of the sixty day period;

(ii)           GEFAHI and GEAM jointly may terminate this Agreement immediately without any further obligation if, during the term of this Agreement, Genworth or any affiliated entity engages in the institutional asset management business;

(iii)          GNA may terminate this Agreement for any reason on sixty days written notice to GEFAHI, in which case GEFAHI shall pay GNA within thirty days following the termination date (i.e., the last day of such sixty-day notice period) a pro rata portion of the quarterly fee referred to in Section 6 of this Agreement based on the number of days elapsed during the year and the ending asset balance on the termination date; and

(iv)          GNA may terminate this Agreement if GEFAHI or GEAM is in breach of any representation, warranty or covenant in Section 5 of this Agreement and GEFAHI and GEAM jointly may terminate this agreement if GNA is in breach of any representation, warranty or covenant in Section 4 of this Agreement, provided, however, that the party seeking to terminate the Agreement has provided to the other party a written notification at least sixty days in advance specifying the representation, warranty or covenant that the other party has breached and the other party has failed to cure the breach by the end of the sixty day period.

(c)           For purposes of Section 7(b)(ii):

(i)            The term “institutional asset management services” means (A) serving as an investment adviser or sub-adviser to any large domestic or foreign defined benefit or defined contribution plans (meaning those over $10 million in assets), including, but not limited to, employer-sponsored pension and profit sharing plans and plans that meet the requirements for qualification under Section 401(a), 403(b) or 457 of the Internal Revenue Code, or to any mutual funds or other commingled accounts offered principally to such investors, or (B) providing solicitation or introduction services (as described in Section 3) with respect to any large plans as described above for itself, any affiliated entity that is an investment adviser or any other investment adviser.  Notwithstanding the foregoing and the limitation set forth in Section 4(f) hereof, the term “institutional asset management services” shall not include serving as investment adviser for, or providing solicitation or introduction services (as described in Section 3) with respect to, any domestic or foreign defined benefit or defined contribution plan, provided that (X) the advice is given to, or services relate to, no more than $50 million of the plan’s total investment portfolio and (Y) the advice exclusively consists of, or the services exclusively relate to, recommendations provided on a discretionary or non-discretionary basis through an investment advisory program (including a mutual fund asset allocation program) that substantially meets the conditions of Rule 3a-4 under the Investment Company Act of 1940, as amended, and is commonly referred to as a “wrap” or “mini” account program.  Notwithstanding Section 7(c)(i)(X) above, the total value of large defined benefit or defined contribution plan assets with respect to which the investment advice is provided constitutes no more than 15% of the aggregate value of all assets under management by Genworth and its affiliated entities, and no more than 15% of the gross revenue received by Genworth or its affiliated entities from solicitation or introduction services is derived from providing such services to unaffiliated entities (excluding GEAM) with respect to investment advice that is provided to any large plans, as described above.  This definition is not intended to limit the ability of Genworth to provide advice in connection with the offering of its annuity or insurance products or managing the underlying assets supporting such products.

(ii)           The term “affiliated entity” means (A) any entity controlled by Genworth for so long as Genworth and GEAM are under common control with each other and, (B) any entity that controls, is controlled by and is under common control with Genworth if Genworth and GEAM are no longer under common control with each other.  The term “control” shall have the same meaning as used in the Advisers Act.

(iii)          The terms “Genworth” and “affiliated entity” do not include any person engaged by Genworth or an affiliated entity as an independent contractor to the extent such person is (A) acting outside the scope of such engagement and (B) receiving no compensation from Genworth or an affiliated entity for such outside activities.

8.             Notices.   Any written notices pursuant to this Agreement shall be sent by hand, facsimile transmission, or certified mail, return receipt requested, as follows:

	If to GNA:		If to GEFAHI or GEAM:

	GNA Corporation		GE Financial Assurance Holdings, Inc.
	6610 West Broad Street		GE Asset Management Incorporated
	Richmond, VA 23230		3003 Summer Street
	Attn: Chief Financial Officer - Retirement		Stamford, CT 06904
	Income & Investments or General Counsel-		Attn: GEAM General Counsel
	Retirement Income & Investments	Telecopier Numbers:	203-326-4177
Telecopier Numbers:	804-281-6165 (CFO)		203-708-3107
804-281-6005 (GC)

9.             Indemnification.  Each party (as such, an “indemnifying party” hereunder) agrees to indemnify, hold harmless, reimburse and defend the other party, and such other party’s officers, directors and employees (in such capacity collectively, “indemnified parties” and, individually, an “indemnified party”), from and against any and all claims (whether asserted against an indemnified party or otherwise), losses, damages, liabilities, obligations and expenses, including, without limitation, settlement costs and any reasonable legal, accounting and other expenses for defending any actions brought or threatened in writing, (collectively, “Losses”) reasonably incurred by such indemnified parties arising out of or in connection with the breach of any representation, warranty, covenant or obligation in this Agreement by the indemnifying party, except to the extent arising out of or based on a breach of any representation, warranty, covenant or obligation in this Agreement by the indemnified parties or any grossly negligent act or omission of the indemnified parties with respect to the subject matter of this Agreement.

Whenever any claim for indemnification arises under this Section 9, the indemnified party will promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim and the amount or an estimate of the amount of the liability arising therefrom.  At its option, the indemnified party may defend itself against any claim subject to indemnification under this Section 9, in which case the indemnifying party will pay all reasonable attorney’s fees and costs thus incurred but will no longer be obligated to defend the indemnified party against such claim.  In each case in which the indemnified party does not exercise the foregoing option, the indemnified party may require the indemnifying party to defend the former against the claim(s) and to bear all costs and fees incurred in doing so.  In such event, the indemnified party may participate in defense of the claim(s) by retaining its own counsel, whose fees and costs it then will pay, and whether or not the indemnified party elects to participate in the defense, the indemnifying party may not settle or compromise such claim(s) in a manner which adversely affects the indemnified party without the latter’s written consent beforehand, which consent will not be unreasonably withheld.

10.          Arbitration.  Any controversy or claim between the parties hereto arising out of this Agreement or its breach, shall be settled by arbitration to be held in New York, New York.  Each party will choose one arbitrator, and the arbitrators shall then appoint a third arbitrator.  The arbitrators shall hold a hearing and render an award in accordance with the rules of the American Arbitration Association.  Judgment upon the award rendered by a majority of the arbitrators may be entered in any court having jurisdiction.  The arbitrators shall base their decision upon the custom and usage of the business in the spirit of equity, and are relieved from judicial formalities and from following strict rules of evidence.  The expenses of the arbitrator chosen by each of the parties shall be borne by the respective party, and the expenses of the third arbitrator shall be borne equally by the opposing sides to the controversy or claim.

11.          Governing Law.  This Agreement is made and shall be construed under the laws of the State of New York.

12.          Confidentiality.  Each party agrees to hold all information it receives from another party relating to this Agreement in strict confidence.  Any information provided by one party to another party under this Agreement shall be used solely for the purposes of this Agreement.  Each party may disclose such information only (i) as may be required by law, or (ii) to its affiliates and their respective personnel who have a need to know and agree to such duty to keep it confidential and to use it solely for the purposes of this Agreement.  Each party agrees to take all reasonable steps to safeguard the information provided to it by another party under this Agreement, including without limitation, those steps it takes to protect its own confidential or proprietary information.  Upon written request by a party that provides information to another party under this agreement, such other party shall either return such information or destroy it (and provide a certification of such action taken).  In addition, in the case of a request to return or destroy written information provided under this Agreement, the recipient party shall retain no copies of such information, except as may be required by law.  Notwithstanding the foregoing, no party to this Agreement shall be under any obligation to restrict the use or disclosure of, or to refrain from retaining copies of, any information that (i) is already available to, or in the possession of the party prior to its receipt of such information under this Agreement, and not otherwise subject to an obligation of confidentiality, (ii) is independently developed by the party, (iii) is or becomes available in the public domain on or after the date it is received by the party (other than as a result of a disclosure by the party or any of its employees in breach of this Agreement), or (iv) is acquired from a person who is not known by the party to be in breach of an obligation of confidentiality to the party that provides such information.

13.          Assignability.  No party may assign this Agreement without the written consent of the other parties.

14.          Entire Agreement.  This Agreement represents the entire agreement by and among the parties (except as referred to in Section 4(a)) and may not be modified or amended except by a writing signed by the parties.

15.          Severability.  If for any reason any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

16.          Nature of Relationship.  In performing obligations under this Agreement, each party will be an independent contractor (rather than an employee, agent or representative) of the other parties (except that certain persons who are financial and operations principals may be deemed to be employees or officers of both GNA and GEFAHI and/or their affiliates) and shall have no power to bind the other except as provided in this Agreement.  This Agreement shall not be construed as creating a joint venture, partnership, franchise, or agency relationship between the parties.

17.          Third Party Beneficiary.  This Agreement is between the parties hereto and is not intended to confer any benefits on third parties, except that the parties acknowledge that GEID is an intended beneficiary with respect to certain services described in this Agreement.

18.          Miscellaneous.

(a)           As used in this Agreement, any references to the singular shall, as and if appropriate, include the plural.

(b)           All paragraph headings in this Agreement are for convenience of reference only, do not form part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

(c)           This Agreement may be executed in several counterparts, each of which shall be deemed an original.

(d)           The provisions of Sections 9 and 12 will survive the termination of this Agreement.

Agreed to as of the date first above written.

GNA Corporation		GE Financial Assurance Holdings, Inc.

By:	/s/ Geoffrey S. Stiff	By:	/s/ Michael J. Cosgrove
Name: Geoffrey S.Stiff		Name: Michael J. Cosgrove
Title:		Title:

GE Asset Management Incorporated

By:	/s/ Michael J. Cosgrove
Name: Michael J. Cosgrove
Title:

EXHIBIT A

COMPENSATION SCHEDULE

Compensation / Fee.  In consideration for its agreements set forth herein, GEFAHI shall compensate GNA according to the following schedule:

Current AUM Balance Expressed As A % Of Initial AUM Balance	1.Compensation / Fee Paid Quarterly Over Term Of This Agreement
100+ - 81%	$2,500,000
80 - 61%	$2,100,000
60 - 41%	$1,700,000
40 - 21%	$1,300,000
20 - 11%	$900,000
10 - 0%	$500,000

Definitions:

“Assets Under Management and/or AUM” means the dollar balance of assets under management (AUM) for all third party client accounts managed and serviced by GEAM, which includes any GEAM-managed account other than a corporate, pension plan, benefit plan or employees’ securities company (as defined in the Investment Company Act of 1940) account sponsored or maintained by Genworth, GEFAHI, GEAM or their affiliates, or any insurance general account maintained by Genworth, GEAM or their affiliates.

“Initial AUM Balance” means beginning balance of AUM as of the last day of the month preceding the execution date of this agreement.